Exhibit 99.1
Victoria’s Secret & Co. Reports Third Quarter 2024 Results

Q3 Sales and operating results better than guidance
Q3 Sales increase of 7% represents sequential improvement for the fifth consecutive quarter
Raises full year 2024 outlook and provides fourth quarter guidance

Reynoldsburg, Ohio (December 5, 2024)—Victoria’s Secret & Co. (“Victoria’s Secret” or the “Company”) (NYSE: VSCO) today reported financial results for the third quarter ended November 2, 2024.

Chief Executive Officer Hillary Super commented, “I am very encouraged by the strength of our third quarter business and the positive, early customer response to our holiday merchandise assortments. Sales increased 7% for the quarter, with mid-single digit growth in North America and 20+% growth from our International business. Our sales performance was well ahead of our expectations, and our best quarterly sales growth since 2021. Our strength for the quarter was broad based across all regions, all channels, all major merchandise categories and importantly all brands - Victoria’s Secret, PINK and Adore Me - were up to last year. We won the major moments during the quarter, starting with PINK back to campus in August, followed by our VSX sport launch in September and finishing the quarter with the return of the VS Fashion Show in October. I am particularly optimistic because these results were powered by emotional products she loves and clear, elevated brand marketing and storytelling. Our strength in sales and disciplined inventory management translated to strong margins which were up to last year, and our teams continue to be relentless on controlling costs in our business. I want to thank our VS&Co team whose passion for our brands and commitment to our customers and our transformation fueled these results. It was a great quarter for me to have joined the company and a great quarter to be on the VS&Co team.”

Hillary continued, “We are excited to see our momentum from the third quarter continue through Black Friday and Cyber Monday. Our merchandise offering and giftable product assortments are resonating with the customer and driving traffic both in stores and online. The strong product acceptance supported by our best-in-mall store experience and dozens of digital enhancements are driving solid conversion and basket size. As I travel with the teams, I have observed that our stores are often the busiest in the mall and am particularly impressed with how we continue to serve and engage our customers.”

Third Quarter 2024 Results
The Company reported net sales of $1.347 billion for the third quarter of 2024, an increase of 7% compared to net sales of $1.265 billion for the third quarter of 2023 and above our previously communicated guidance range of a net sales increase of low-single digits. Total comparable sales for the third quarter of 2024 increased 3%.

The Company reported a net loss of $56 million, or $0.71 per share for the third quarter of 2024. This result compares to a net loss of $71 million, or $0.92 per share for the third quarter of 2023. Third quarter 2024 operating loss was $47 million compared to $67 million in the third quarter of 2023.

Excluding the impact of the items described at the conclusion of this press release, third quarter 2024 adjusted net loss was $39 million, or $0.50 per diluted share, which was better than our previously communicated range of an adjusted net loss of $0.60 to $0.80 per share and better than last year’s third quarter adjusted net loss of $66 million, or $0.86 per share. Third quarter 2024 adjusted operating loss of $28 million was favorable to our previously communicated guidance of an adjusted operating loss in the range of $40 to $60 million, and last year’s third quarter adjusted operating loss of $60 million.

Full Year and Fourth Quarter 2024 Outlook
The Company is raising its full year outlook and is now forecasting net sales for the 52-week fiscal year 2024 to be up approximately 1% to 2%, compared to prior guidance of down approximately 1%, to a comparative 52-weeks from fiscal year 2023. The Company estimated the extra week in the fourth quarter of 2023 represented approximately $80 million in net sales. At this forecasted level of sales, adjusted operating income for fiscal year 2024 is now expected to be in the range of $315 million to $345 million, or favorable to prior guidance of $275 million to $300 million.

The Company is forecasting net sales for the 13-week fourth quarter 2024 to increase approximately 2% to 4% to a comparative 13-weeks from the fourth quarter of 2023. At this forecasted level of sales, adjusted operating income for the fourth quarter of 2024 is expected to be in the range of $240 million to $270 million. Adjusted net income per diluted share for the fourth quarter of 2024 is estimated to be in the range of $2.00 to $2.30.

Forecasted adjusted operating income and adjusted net income per diluted share for the fourth quarter and full year 2024 exclude the financial impact of purchase accounting items related to the Adore Me acquisition, including expense (income) related to changes in the estimated fair value of contingent consideration and performance-based payments, as well as the amortization of intangible assets. The Company is not able to provide a reconciliation of forward-looking adjusted operating income or adjusted net income per diluted share to the most directly comparable forward-looking GAAP financial measures because the Company is unable to provide a meaningful or accurate reconciliation or estimation of certain reconciling items without unreasonable effort, due to the inherent difficulty in forecasting the timing of, and quantifying, the various purchase accounting items that are necessary for such reconciliation.

Quarterly Earnings Conference Call
Victoria’s Secret & Co. will conduct its third quarter earnings call at 8:00 a.m. Eastern on Friday, December 6, 2024. To listen, call 1-800-619-9066 (international dial-in number: 1-212-519-0836); conference ID 5358727. For an audio replay, call 1-800-839-1334 (international replay number: 1-203-369-3831); conference ID 2485654 or log onto www.victoriassecretandco.com. The materials accompanying the earnings call have been posted on the Investors section of the Company’s website. The audio replay will be available approximately two hours after the conclusion of the call.

About Victoria’s Secret & Co.
Victoria’s Secret & Co. (NYSE: VSCO) is a specialty retailer of modern, fashion-inspired collections including signature bras, panties, lingerie, casual sleepwear, athleisure and swim, as well as award-winning prestige fragrances and body care. VS&Co is comprised of market leading brands, Victoria’s Secret and PINK, that share a common purpose of supporting women in all they do, and Adore Me, a technology-led, digital first innovative intimates brand serving women of all sizes and budgets at all phases of life. We are committed to empowering our more than 30,000 associates across a global footprint of 1,380 retail stores in nearly 70 countries. We strive to provide the best products to help women express their confidence, sexiness and power and use our platform to celebrate the extraordinary diversity of women’s experiences.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995

We caution that any forward-looking statements (as such term is defined in the U.S. Private Securities Litigation Reform Act of 1995) contained in this press release or made by us, our management, or our spokespeople involve risks and uncertainties and are subject to change based on various factors, many of which are beyond our control. Accordingly, our future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements, and any future performance or financial results expressed or implied by such forward-looking statements are not guarantees of future performance. Forward-looking statements include, without limitation, statements regarding our future operating results, the implementation and impact of our strategic plans, and our ability to meet environmental, social, and governance goals. Words such as “estimate,” “commit,” “will,” “target,” “goal,” “project,” “plan,” “believe,” “seek,” “strive,” “expect,” “anticipate,” “intend,” “continue,” “potential” and any similar expressions are intended to identify forward-looking statements. Risks associated with the following factors, among others, could affect our results of operations and financial performance and cause actual results to differ materially from those expressed or implied in any forward-looking statements:
•we may not realize all of the expected benefits of the spin-off from Bath & Body Works, Inc. (f/k/a L Brands, Inc.);
•general economic conditions, inflation, and changes in consumer confidence and consumer spending patterns;
•market disruptions including pandemics or significant health hazards, severe weather conditions, natural disasters, terrorist activities, financial crises, political crises or other major events, or the prospect of these events;
•our ability to successfully implement our strategic plan;
•difficulties arising from turnover in company leadership or other key positions;
•our ability to attract, develop and retain qualified associates and manage labor-related costs;
•our dependence on traffic to our stores and the availability of suitable store locations on satisfactory terms;
•our ability to successfully operate and expand internationally and related risks;
•the operations and performance of our franchisees, licensees, wholesalers and joint venture partners;
•our ability to successfully operate and grow our direct channel business;
•our ability to protect our reputation and the image and value of our brands;
•our ability to attract customers with marketing, advertising and promotional programs;
•the highly competitive nature of the retail industry and the segments in which we operate;
•consumer acceptance of our products and our ability to manage the life cycle of our brands, remain current with fashion trends, and develop and launch new merchandise, product lines and brands successfully;

•our ability to realize the potential benefits and synergies sought with the acquisition of AdoreMe, Inc.;
•our ability to incorporate artificial intelligence into our business operations successfully and ethically while effectively managing the associated risks;
•our ability to source materials and produce, distribute and sell merchandise on a global basis, including risks related to:
◦political instability and geopolitical conflicts;
◦environmental hazards and natural disasters;
◦significant health hazards and pandemics;
◦delays or disruptions in shipping and transportation and related pricing impacts; and
◦disruption due to labor disputes;
•our geographic concentration of production and distribution facilities in central Ohio and Southeast Asia;
•the ability of our vendors to manufacture and deliver products in a timely manner, meet quality standards and comply with applicable laws and regulations;
•fluctuations in freight, product input and energy costs;
•our and our third-party service providers’ ability to implement and maintain information technology systems and to protect associated data and system availability;
•our ability to maintain the security of customer, associate, third-party and company information;
•stock price volatility;
•shareholder activism matters;
•our ability to maintain our credit rating;
•our ability to comply with regulatory requirements; and
•legal, tax, trade and other regulatory matters.

Except as may be required by law, we assume no obligation and do not intend to make publicly available any update or other revisions to any of the forward-looking statements contained in this press release to reflect circumstances existing after the date of this press release or to reflect the occurrence of future events, even if experience or future events make it clear that any expected results expressed or implied by those forward-looking statements will not be realized. Additional information regarding these and other factors can be found in “Item 1A. Risk Factors” in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 22, 2024.

For further information, please contact:

Victoria’s Secret & Co.:
Investor Relations:	Media Relations:
Kevin Wynk	Brooke Wilson
investorrelations@victoria.com	communications@victoria.com

Total Net Sales (Millions):

	Third Quarter	Third Quarter	% Inc/ (Dec)	Year-to-Date	Year-to-Date	% Inc/ (Dec)
	2024	2023		2024	2023
Stores - North America	$738.1	$723.0	2.1%	$2,267.2	$2,326.0	(2.5%)
Direct	411.0	382.5	7.5%	1,290.1	1,280.8	0.7%
International[1]	198.3	159.6	24.2%	566.8	492.5	15.1%
Total	$1,347.4	$1,265.1	6.5%	$4,124.1	$4,099.3	0.6%

1 - Results include consolidated joint venture sales in China, royalties associated with franchised stores and wholesale sales.

Comparable Sales Increase (Decrease):

	Third Quarter	Third Quarter	Year-to-Date	Year-to-Date
	2024	2023	2024	2023
Stores and Direct[1]	3%	(7%)	(2%)	(10%)
Stores Only[2]	2%	(11%)	(4%)	(13%)

NOTE: Please refer to our filings with the Securities and Exchange Commission for further discussion regarding our comparable sales calculation.
1 - Results include company-operated stores in the U.S. and Canada, consolidated joint venture stores in China and direct sales.
2 - Results include company-operated stores in the U.S. and Canada and consolidated joint venture stores in China.

Total Stores:

	Stores at			Stores at
	2/3/24	Opened	Closed	11/2/24
Company-Operated:
U.S.	808	16	(35)	789
Canada	23	1	—	24
Subtotal Company-Operated	831	17	(35)	813

China Joint Venture:
Beauty & Accessories[1]	34	2	(5)	31
Full Assortment	36	2	—	38
Subtotal China Joint Venture	70	4	(5)	69

Partner-Operated:
Beauty & Accessories	307	22	(12)	317
Full Assortment	156	24	(5)	175
Subtotal Partner-Operated	463	46	(17)	492

Adore Me	6	—	—	6
Total	1,370	67	(57)	1,380
1 - Includes twelve partner-operated stores at 11/2/24.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF LOSS
THIRTEEN WEEKS ENDED NOVEMBER 2, 2024 AND OCTOBER 28, 2023
(Unaudited)
(In thousands except per share amounts)
	2024	2023
Net Sales	$1,347,424	$1,265,087
Costs of Goods Sold, Buying and Occupancy	(879,137)	(837,712)
Gross Profit	468,287	427,375
General, Administrative and Store Operating Expenses	(514,963)	(494,495)
Operating Loss	(46,676)	(67,120)
Interest Expense	(22,433)	(26,305)
Other Income (Loss)	(456)	331
Loss Before Income Taxes	(69,565)	(93,094)
Benefit for Income Taxes	(14,815)	(22,422)
Net Loss	(54,750)	(70,672)
Less: Net Income Attributable to Noncontrolling Interest	1,477	512
Net Loss Attributable to Victoria's Secret & Co.	$(56,227)	$(71,184)

Net Loss Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.71)	$(0.92)

Weighted Average Shares Outstanding[1]	78,718	77,369
1 - Reported Weighted Average Shares Outstanding in the third quarter of 2024 and 2023 reflects basic shares due to the Net Loss.

VICTORIA'S SECRET & CO.
CONSOLIDATED STATEMENTS OF LOSS
THIRTY-NINE WEEKS ENDED NOVEMBER 2, 2024 AND OCTOBER 28, 2023
(Unaudited)
(In thousands except per share amounts)
	2024	2023
Net Sales	$4,124,059	$4,099,338
Costs of Goods Sold, Buying and Occupancy	(2,653,091)	(2,682,995)
Gross Profit	1,470,968	1,416,343
General, Administrative and Store Operating Expenses	(1,429,052)	(1,429,143)
Operating Income (Loss)	41,916	(12,800)
Interest Expense	(65,531)	(72,777)
Other Income	338	227
Loss Before Income Taxes	(23,277)	(85,350)
Provision (Benefit) for Income Taxes	1,815	(17,618)
Net Loss	(25,092)	(67,732)
Less: Net Income Attributable to Noncontrolling Interest	2,975	4,155
Net Loss Attributable to Victoria's Secret & Co.	$(28,067)	$(71,887)

Net Loss Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.36)	$(0.93)

Weighted Average Shares Outstanding[1]	78,335	77,627
1 - Reported Weighted Average Shares Outstanding in 2024 and 2023 reflects basic shares due to the Net Loss.

VICTORIA'S SECRET & CO.
NON-GAAP FINANCIAL INFORMATION
(Unaudited)
(In thousands except per share amounts)

In addition to our results provided in accordance with GAAP, provided below are non-GAAP financial measures that present operating income (loss), net income (loss) attributable to Victoria's Secret & Co. and net income (loss) per diluted share attributable to Victoria's Secret & Co. on an adjusted basis, which remove certain non-recurring, infrequent or unusual items that we believe are not indicative of the results of our ongoing operations due to their size and nature. The intangible asset amortization excluded from these non-GAAP financial measures is excluded because the amortization, unlike the related revenue, is not affected by operations of any particular period unless an intangible asset becomes impaired or the estimated useful life of an intangible asset is revised. We use adjusted financial information as key performance measures of our results of operations for the purpose of evaluating performance internally. These non-GAAP measurements are not intended to replace the presentation of our financial results in accordance with GAAP. Instead, we believe that the presentation of adjusted financial information provides additional information to investors to facilitate the comparison of past and present operations. Further, our definition of non-GAAP financial measures may differ from similarly titled measures used by other companies. The table below reconciles the most directly comparable GAAP financial measure to each non-GAAP financial measure.

	Third Quarter		Year-to-Date
	2024	2023	2024	2023
Reconciliation of Reported to Adjusted Operating Income (Loss)
Reported Operating Income (Loss) - GAAP	$(46,676)	$(67,120)	$41,916	$(12,800)
Adore Me Acquisition-related Items (a)	(186)	574	524	26,261
Amortization of Intangible Assets (b)	6,284	6,284	18,852	18,852
Restructuring Charges (c)	12,548	—	12,548	11,125
Adjusted Operating Income (Loss)	$(28,030)	$(60,262)	$73,840	$43,438

Reconciliation of Reported to Adjusted Net Income (Loss) Attributable to Victoria's Secret & Co.
Reported Net Loss Attributable to Victoria's Secret & Co. - GAAP	$(56,227)	$(71,184)	$(28,067)	$(71,887)
Adore Me Acquisition-related Items (a)	1,400	1,669	4,300	29,546
Amortization of Intangible Assets (b)	6,284	6,284	18,852	18,852
Restructuring Charges (c)	12,548	—	12,548	11,125
Tax Effect of Adjusted Items	(3,473)	(3,029)	(6,533)	(13,134)
Adjusted Net Income (Loss) Attributable to Victoria's Secret & Co.	$(39,468)	$(66,260)	$1,100	$(25,498)

Reconciliation of Reported to Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.
Reported Net Loss Per Diluted Share Attributable to Victoria's Secret & Co. - GAAP	$(0.71)	$(0.92)	$(0.36)	$(0.93)
Adore Me Acquisition-related Items (a)	0.02	—	0.06	0.31
Amortization of Intangible Assets (b)	0.06	0.06	0.17	0.18
Restructuring Charges (c)	0.13	—	0.13	0.11
Adjusted Net Income (Loss) Per Diluted Share Attributable to Victoria's Secret & Co.	$(0.50)	$(0.86)	$0.01	$(0.33)
(a) In the third quarter of 2024 and 2023, we recognized pre-tax expense of $1.4 million and $1.7 million (expense of $1.5 million and $0.3 million net of tax benefit of $0.1 million and tax expense of $1.4 million, respectively) related to the financial impact of purchase accounting items related to the acquisition of Adore Me. These items include income of $0.2 million and $5.9 million, respectively, in general, administrative and store operating expense and interest expense of $1.6 million and $1.1 million, respectively. Additionally, expense of $6.5 million is in costs of goods sold in the third quarter of 2023. Year-to-date 2024 and 2023, we recognized pre-tax expense of $4.3 million and $29.5 million ($4.6 million and $24.0 million net of tax benefit of $0.3 million and tax expense of $5.5 million, respectively) related to the financial impact of purchase accounting items related to the acquisition of Adore Me. These items include expense of $0.5 million and $4.5 million, respectively, in general, administrative and store operating expense and interest expense of $3.8 million and $3.3 million, respectively. Additionally, expense of $21.7 million is in costs of goods sold year-to-date 2023.
(b) In both the third quarter of 2024 and 2023, we recognized amortization expense of $6.3 million ($4.7 million net of tax expense of $1.6 million) in general, administrative and store operating expense related to the acquisition of Adore Me. Year-to-date in both 2024 and 2023, we recognized amortization expense of $18.9 million ($14.0 million net of tax expense of $4.9 million) in general, administrative and store operating expense related to the acquisition of Adore Me.

(c) In the third quarter of 2024, we recognized a pre-tax charge of $12.5 million ($10.6 million net of tax expense of $1.9 million) in general, administrative and store operating expense related to the appointment of a new CEO and the elimination of two executive officer roles to streamline our executive leadership team. In the first quarter of 2023, we recognized a pre-tax charge of $11.1 million ($8.4 million net of tax expense of $2.7 million), $7.8 million in general, administrative and store operating expense and $3.3 million in buying and occupancy expense, related to restructuring activities to reorganize and improve our organizational structure.